Rule 424(b)(3)
                                                              File No. 333-88314


                                   SUPPLEMENT
                                       TO
                        NATURAL GAS SERVICES GROUP, INC.
                                   PROSPECTUS
                                      DATED
                                 OCTOBER 7, 2003


         On October 23, 2003, James T. Grigsby resigned as one of our directors, thereby resigning as a member of our Audit Committee and our Compensation Committee. Mr. Grigsby has advised us that he intends to relocate to Oregon and to devote more time to his personal affairs.

         On October 27, 2003, a holder of warrants to purchase 3,000 shares of our common stock at $3.25 per share exercised the warrants.






























                The date of this Supplement is October 29, 2003.